Exhibit 10.3

AGREEMENT AND RELEASE

This Agreement and Release is made by and between Julia Harper (“you”) of [omitted] and RadiSys Corporation of 5445 NE Dawson Creek Drive, Hillsboro, OR 97124, an Oregon corporation (the “Corporation”).

In consideration of the mutual obligations and promises and additional benefits contained herein, you and the Corporation agree as follows:

1.	Your position as VP, Corporate Operations ends Thursday, April 2, 2009 (the “Effective Date”).

2.	The Corporation agrees to the terms and conditions of the following severance package which exceed the normal Corporation practice:

(a)	If you have signed and not revoked this Agreement and Release, you will receive a severance amount equal to 9 months of base pay. This severance amount will be $190,962. This amount will be paid out in one lump sum (less taxes) no later than twenty one (21) calendar days after receipt of your fully executed Agreement and Release and if unrevoked.

(b)	You will cease to be an employee of the Corporation as of the Effective Date. Your eligibility to participate, accrue and vest in all benefits except for continued group health coverage under COBRA will cease upon the last day of your regular employment.

(c)	Under the provisions of the Corporation’s Personal Leave of Absence (“Personal Leave”) Policy, you were covered through the end of February 2009 on the group medical/vision and dental plans in which you were enrolled when your Personal Leave commenced effective January 23, 2009. Effective March 1, 2009, you were entitled to extend coverage for the Group Health Plan(s) in which you were enrolled as of February 28, 2009 under the COBRA continuation laws for the 18 month statutory period, or for so long as you remain eligible. As communicated to you in a letter dated November 17, 2008, effective March 1, 2009, RadiSys agreed to pay your monthly COBRA premiums through March 31, 2009.

Additionally, the Corporation will pay your COBRA premiums due for you and your currently enrolled dependents (provided they meet each plan’s eligibility requirements) for an additional 9 months beginning April 2009.

Each month for which RadiSys pays COBRA premiums directly reduces the maximum number of months of your COBRA continuation entitlement.

(d)	Your rights to exercise any vested options under the Corporation’s plans will be determined by the applicable provisions of each plan. Any unvested Non-Qualified Stock Options (“NQSO’s”) or Incentive Stock Options (“ISO’s”) will be cancelled as of your last day of employment with the Corporation.

Stock Options

Grants Made Prior to March 1, 2004:

NQSO’s: The Compensation and Development Committee of RadiSys Corporation (the “Committee”) approved an extension to the length of time you have available to exercise any vested but unexercised NQSO’s. You have the shorter of up to the expiration date, or 270 calendar days following your last day of employment with RadiSys to exercise any vested but unexercised NQSO’s.

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

ISO’s: You have the shorter of up to the expiration date, or 30 calendar days following your last day of employment with RadiSys to exercise any vested but unexercised ISO’s. In order to preserve the preferential tax treatment of ISO’s, you must exercise (whether a cashless exercise or cash purchase exercise) any vested but unexercised ISO’s within this time period.

Grants Made On/After March 1, 2004:

NQSO’s: The Committee approved an extension to the length of time you have available to exercise any vested but unexercised NQSO’s. You have the shorter of up to the expiration date, or nine months following your last day of employment with RadiSys to exercise any vested but unexercised NQSO’s.

ISO’s – Grants Made Under the “RadiSys Corporation 1995 Stock Incentive Plan”: You have the shorter of up to the expiration date, or three months following your last day of employment with RadiSys to exercise any vested but unexercised ISO’s. In order to preserve the preferential tax treatment of ISO’s, you must exercise (whether a cashless exercise or cash purchase exercise) any vested but unexercised ISO’s within this time period.

ISO’s – Grants Made Under the “RadiSys Corporation 2007 Stock Plan”: The Committee also approved an extension to the length of time you have to exercise any vested but unexercised ISO’s. You have the shorter of up to the expiration date, or nine months following your last day of employment with RadiSys to exercise any vested but unexercised ISO’s. In order to preserve the preferential tax treatment of ISO’s, you must exercise (whether a cashless exercise or cash purchase exercise) any vested but unexercised ISO’s within three months following your last day of employment with RadiSys.

When the terms of an ISO grant are modified (as they were by the Committee approving an extension to the length of time you have to exercise), the holding periods change to two years from the date of modification (i.e., date the Committee approved the extension) and one year from the date of exercise in order for the recipient to retain preferential tax treatment.

Restricted Stock/Restricted Stock Units

Any unvested restricted stock will be forfeited and cancelled as of your last day of employment with RadiSys. Because restricted stock has no term and therefore no expiration date, you may sell vested shares of restricted stock at anytime.

(e)	The Corporation will not contest any unemployment claim you may choose to file as long as you remain an employee in good standing through the Effective Date and are otherwise eligible.

(f)	The Corporation will reimburse for the cost of up to $10,000 for eligible Outplacement services.

(g)	The Corporation, its subsidiaries, affiliates or parent company and its and their respective officers, directors, employees, agents, attorneys, representatives, successors and assigns, in their individual and representative capacities, are being collectively referred to herein as the “Released Parties”.

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

3.	You agree to the following terms and conditions:

(a)	You will do or say nothing at any time to libel, slander or disparage the Released Parties or their products or services.

(b)	You must abide by the terms of this Agreement and Release both before and after your Effective Date and must sign it no sooner than your Effective Date and no later than April 23, 2009.

(c)	To the extent permitted by applicable law, for a period of one year from the Effective Date, you agree that you will not, directly or indirectly, by yourself or with any other person, firm or corporation, solicit, divert or take away any employee, customer, or supplier of the Corporation with whom you had contact, directly or indirectly, while employed by the Corporation.

(d)	You will not at any time disclose any proprietary or confidential information of the Corporation to a third party or use any such information for any purpose whatsoever. You are reminded that you have signed an Employee Agreement as a condition of employment with the Corporation and you remain subject to its provisions beyond the termination of your employment. A copy of that agreement is attached hereto for your review and convenience.

(e)	You may have on-going cooperation obligations in the Ownership of Inventions clause of the Corporation’s Employee Agreement.

(f)	You are expected to maintain the confidentiality of the provisions of this Agreement and Release and not discuss it with any employees of the Corporation other than your supervisor, HR Director or HR Business Partner of her designee.

(g)	You will return all Corporation property (not yet already returned) to the Corporation representatives (including, but not limited to, proprietary information, computer equipment, software and diskettes, phone/credit cards, beepers, badges, keys, timecards, etc.) in good condition no later than the Effective Date.

(h)

In consideration of the Corporation’s payments and undertakings contained in this Agreement and Release, and except for any vested interest in the Corporation’s 401K Profit Sharing Plan and Trust, Stock Option Plan and Employee Stock Purchase Plan, to the fullest extent permitted by applicable law, you hereby unconditionally and irrevocably release and forever discharge, and covenant not to sue or commence proceedings against, the Corporation, its subsidiaries, affiliates or parent company and its and their respective officers, directors, employees, agents, attorneys, representatives, successors and assigns in their individual and representative capacities (all such parties being collectively referred to herein as the “Released Parties”), from and with respect to any and all claims, debts, demands, damages, actions and causes of any kind whatsoever, based on facts or circumstances of which you have present knowledge, which you now have, ever had or may in the future have against such Released Parties, arising to the date of this Agreement and Release, including, without limitation, those arising out of or in any manner relating to your employment, including, without limitation, any claim for reinstatement, back or future pay, bonuses, commissions, fringe benefits, medical expenses, attorneys’ fees and expenses, damages or consequential damages, including but not limited to any claim, complaint, charge or lawsuit under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

1967, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Executive Order 11246, all as amended, and any state, federal or municipal law, statute, constitution, public policy, order or regulation affecting or relating to the claims or rights of employees, including any and all claims and suits in tort or contract. You hereby represent and warrant to the Corporation that you have no present knowledge of any facts or circumstances that may give rise to a claim against the Corporation or other Released Parties.

4.	This Agreement and Release provides benefits to which you are not otherwise entitled. With respect to rights, if any, you may have under the Age Discrimination in Employment Act of 1967, which rights are being released under this Agreement and Release, you understand that you have at least 21 calendar days to consider this Agreement and Release, which if you choose to sign this document before the 21 calendar day period expires, you waive; that for a period of seven (7) calendar days following your execution of this Agreement and Release, you may revoke it and your release as to such rights; that this Agreement and Release shall not become effective or enforceable until this seven (7) calendar day revocation period has expired without your revocation; and that the Corporation has no obligation to pay any sums or provide any benefits referred to in this Agreement and Release, except those to which you are entitled under existing Corporation policy, until and unless the Agreement and Release becomes effective and enforceable.

5.	If any provision of this Agreement and Release is held to be illegal, invalid or unenforceable under present or future laws, that provision shall be severable and this Agreement and Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement and Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

6.	This Agreement and Release and the Employee Agreement set forth the entire agreement and understanding between you and the Corporation concerning the matters specified above and supersede all other agreements between the Corporation and you. This Agreement and Release may not be clarified, modified, changed or amended except in writing signed by you and the Corporation. Should you decide not to execute this document, you will only receive pay through the Effective Date.

7.	The Corporation encourages you to seek the advice of your attorney before executing this Agreement and Release if you wish to do so.

8.	You (a) acknowledge that you fully comprehend and understand all the terms of this Agreement and Release and their legal effects and (b) expressly represent and warrant that (i) you are competent to execute this Agreement and Release knowingly and voluntarily and without reliance on any statement or representation of any of Released Parties and (ii) you had the opportunity to consult with an attorney of your choice regarding this Agreement and Release.

9.	The validity of this Agreement and Release is contingent upon the Corporation’s receiving the document which must be signed and executed no sooner than the effective date on April 2, 2009 and no later than April 23, 2009. This Agreement and Release is provided to you on or about April 2, 2009 and is to be returned directly to Human Resources in the Hillsboro, OR office.

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com

Attachments: Photocopy of Employee Agreement

AGREED:	RadiSys Corporation

/s/ Julia Harper	By:	/s/ Brian Bronson
Julia Harper		Brian Bronson, Chief Financial Officer

Date: April 3, 2009	Date: April 9, 2009

RadiSys Corporation

5445 NE Dawson Creek Drive

Hillsboro, OR 97124

Tel: (503) 615-1100

Fax: (503) 615-1150

www.radisys.com